Exhibit 23.5
广东金地（成都）律师事务所
GUANGDONG JINDI (CHENGDU) LAW FIRM
法律确认书

Taoping Inc.	January 22, 2019
21st Floor, Everbright Bank Building, Zhuzilin,
Futian District, Shenzhen 518040
People’s Republic of China

Ladies and Gentlemen,

We consent to the references to our firm in the sections titled “Legal Matters” and “Enforcement of Civil Liabilities” in Taoping Inc.’s registration statement on Form F-3, which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of January 2019, and all amendments or supplements thereto (the “Registration Statement”).

Yours faithfully,

/s/ Guangdong Jindi (Chengdu) Law Firm
Guangdong Jindi (Chengdu) Law Firm